Exhibit 23.1

Deloitte & Touche LLP 5140 Yonge Street Suite 1700 Toronto ON M2N 6L7 Canada Tel: 416-601-6150 Fax: 416-601-6151 www.deloitte.ca

Consent of Independent Registered Chartered Accountants

We consent to the incorporation by reference into the Registration Statements on Form F-3, as amended and supplemented (Registration Statement Nos. 333-172796 and 333-178190), of our report dated February 7, 2012, relating to the consolidated financial statements of Intellipharmaceutics International Inc. (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern) appearing in the Company’s Report on Form 6-K dated February 8, 2012.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants
Licensed Public Accountants
Toronto, Ontario
February 8, 2012